UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

 Pursuant to Section 13 OR 15(d)

 of the Securities Exchange Act of 1934

 Date of Report (Date of earliest event reported): April 13, 2017 (April 11, 2017)

GLADSTONE LAND CORPORATION

(Exact Name of Registrant as Specified in Charter)

Maryland	001-35795	54-1892552
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1521 Westbranch Drive, Suite 100 McLean, Virginia	22102
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 287-5800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On April 11, 2017, Gladstone Land Corporation (the "Company”) amended and restated its existing advisory agreement with Gladstone Management Corporation, a registered investment adviser (the "Adviser"), by entering into the Second Amended and Restated Investment Advisory Agreement between the Company and the Adviser (the "Amended Agreement"). The Company’s entrance into the Amended Agreement was approved unanimously by its board of directors, including, specifically, its independent directors.

The following is a summary of the pertinent terms of the Amended Agreement. All capitalized terms below not defined in this Current Report on Form 8-K are defined in the Amended Agreement.

•	A Base Management Fee will be paid quarterly and will be calculated as 2.0% per annum (0.50% per quarter) of the prior calendar quarter’s Total Equity. For purposes of this calculation, Total Equity will be defined as total equity plus total mezzanine equity, each as reported on the Company’s balance sheet, adjusted to exclude unrealized gains and losses and certain other one-time events and non-cash items.

•	An Incentive Fee will be paid quarterly if the Company’s FFO for the quarter exceeds a hurdle rate of 7.0% per annum (1.75% per quarter) of the prior calendar quarter’s Total Equity. For purposes of this calculation, FFO will be determined prior to any Incentive Fee being recorded and will include any dividends accrued on securities (including preferred stock) that are not treated as a liability under generally accepted accounting principles in the U.S.

•	A Capital Gains Fee will be paid at the end of each fiscal year and will be calculated as 15.0% of the cumulative aggregate realized capital gains minus the cumulative aggregate realized capital losses for the applicable fiscal year, less the aggregate Capital Gains Fees paid in prior periods.

•	In the event that the Amended Agreement is terminated by the Company, the Company will pay a Termination Fee equal to three times the sum of the average annual Base Management Fee and Incentive Fee earned by the Adviser during the 24-month period prior to the effective date of such termination.

The description above is only a summary of the material provisions of the Amended Agreement and is qualified in its entirety by reference to a copy of the Amended Agreement, which is filed herewith as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01 Other Events

The Company has engaged Gladstone Securities LLC (“Gladstone Securities”) as its non-exclusive agent to assist the Company with arranging mortgage financing for properties owned by the Company. In connection with such engagement, Gladstone Securities may from time to time solicit the interest of various commercial real estate lenders and/or recommend to the Company third-party lenders offering credit products or packages that are responsive to the Company’s needs. The Company will pay Gladstone Securities a financing fee (the “Fee”) in connection with the services it provides to the Company for securing mortgage financing on any of its properties. Depending on the size of the mortgage obtained, the maximum amount of the Fee, which is payable upon closing of the financing, will range from 0.5% to 1.0% of the amount of mortgage obtained. The amount of the Fee may be reduced or eliminated as determined by the Company and Gladstone Securities after taking into consideration various factors, including, but not limited to, the involvement of any third-party brokers and market conditions.

Gladstone Securities is affiliated with us and our Adviser, as each is owned by David Gladstone, our Chairman, Chief Executive Officer and President. Any Fee we pay to Gladstone Securities pursuant to this engagement is separate from the fees we pay to our Adviser pursuant to the Amended Agreement.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description
10.1	Second Amended and Restated Investment Advisory Agreement between Gladstone Land Corporation and Gladstone Management Corporation, dated April 11, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gladstone Land Corporation

April 13, 2017	By:	/s/ Lewis Parrish
Lewis Parrish
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description
10.1	Second Amended and Restated Investment Advisory Agreement between Gladstone Land Corporation and Gladstone Management Corporation, dated April 11, 2017.